Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2020, relating to the financial statements of Alliance Data Systems Corporation and the effectiveness of Alliance Data Systems Corporations’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alliance Data Systems Corporation for the year ended December 31, 2019. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

December 7, 2020